Exhibit 99.1
Mercantile Bancorp Mid-Year Letter to Shareholders
Summer 2007
Dear Fellow Shareholder:
We recently passed the midpoint of 2007, an interesting and challenging period for Mercantile Bancorp, Inc. I write to outline our progress and offer comments on management’s expectations for the future.
The first half of 2007 was a transition period for Mercantile Bancorp characterized by changes in the senior management team. Dan S. Dugan retired as President and Chief Executive officer as of March 1, and I assumed the responsibilities of that role. I am pleased to have the opportunity to lead our Company in its pursuit of further growth and increased shareholder value.
As part of the transition we added to our management talent at the bank level. H. Blaine Strock III joined Mercantile Trust & Savings Bank in January, and was elected President & CEO effective March 1. Blaine’s arrival relieved me of day-to-day operating responsibilities at the bank, allowing me the time to pursue growth opportunities and execute bank direction at the Company level, while leaving our lead bank in the hands of a highly capable executive.
Mercantile Bancorp’s financial performance was stable in the first half. Despite a soft lending market and an interest rate environment that continued to exert pressure on our margins, Mercantile posted net income of $4.22 million, or 72 cents per share. This compares with net income of $4.17 million, or 71 cents per share, for the first six months of last year. Components of an earning per share increase by the way of comparable income were rounding and fewer shares outstanding.
The gain in earnings per share, although modest, was a significant accomplishment given the current business environment. The real estate lending market, particularly the commercial segment, was soft. New commercial loans were more difficult to generate. Competition among banks and other lenders remained intense. Fortunately, the retail mortgage lending business remained strong in our Midwest markets despite the well-documented weakness in the housing market nationally.
Equally important was the effect of the interest rate environment. The spread between long-term rates that serve as the basis for pricing loans and short-term rates, which govern what we can offer on interest-paying deposits, was narrow. This kept pressure on our margins in the first half.
We actively managed our balance sheet in the first half, focusing on maintaining asset quality. We determined certain commercial loans were no longer consistent with our credit standards and we elected to terminate those lending relationships. The lending environment did not allow us to immediately replace those loans. That was the primary factor in the slight decline in our loan portfolio balance as of June 30, 2007, compared with year-end 2006. On the deposit side, we have allowed a substantial amount of higher-cost brokered certificates of deposit to mature without replacing them. This was a conscious decision driven by the cost of these deposits.
The relatively stable economies in our Midwest markets were a source of support for our business in the first half. This was reflected in the strong core deposit growth we experienced. Core deposits — checking and savings accounts — provide a low-cost source of funds and allow us to remain competitive in lending without sacrificing too much profitability.
We did not entirely escape the impact of the soft real estate market in the first half. Our non-performing loans increased to $11.1 million at June 30, 2007 from $4.2 million at the same point last year. The increase was primarily due to several large commercial real estate loans that are in foreclosure proceedings. We are closely monitoring these situations and your management is confident that the values of the properties involved provide adequate collateral. We expect to recover the full value of the loans. We remain well reserved for potential loan losses despite the increase in non-performing loans. Further, adhering to high credit standards is serving us well in this period of weakness in the real estate market.
The initiatives we undertook recently to diversify our sources of revenue by growing noninterest income began to show results in the first half of 2007. Noninterest income rose to $5.1 million from $4.8 million in the same period a year earlier. Notably, the contribution from our trust operations rose 17 percent and revenue from brokerage operations increased almost 23 percent. Although in absolute terms the amounts are relatively small, the initiatives to grow these sources of income are still in their infancy. We believe they represent tremendous opportunities.
Our strategy for delivering growth and increased value to you has multiple elements and we were active in all areas during the first half of 2007. In February, we announced we have reached an agreement to acquire HNB Financial Services, Inc., the parent company of HNB Bank, which is based in Hannibal, Missouri. HNB Bank is a natural fit for Mercantile Bancorp, giving us a greater presence in eastern Missouri where we are already well established.
Anticipated to close in the second half of 2007, the HNB Bank acquisition will give Mercantile a continuous banking presence along a line in Missouri, tracking US Highway 61 from Palmyra in Marion County, south to St. Charles County in the northern part of the greater St. Louis market. HNB Bank gives us an opportunity to expand our core community banking franchise in some of the fastest growing areas of Missouri, creating the potential for significant improvements in efficiency by combining with one of our existing bank charters. We plan to combine one of our existing Missouri banks, Perry State Bank, with HNB Bank as soon as practical. That action should yield significant future cost savings.
We continue to develop and refine our portfolio of investments in startup banking organizations. In May, we announced we reached an agreement to sell our equity interest in New Frontier Bancshares, Inc. of St. Charles Missouri. When that transaction is completed in the fourth quarter of this year, we expect to realize a gain of $2.1 million. Our decision to sell our investment in New Frontier was driven by the opportunity to realize a significant gain for shareholders and because the HNB acquisition will give us a presence in the same markets served by New Frontier. That made the New Frontier position redundant.
Anticipating the proceeds to be received on the New Frontier divestiture, we redeployed capital into three new de novo bank investments. On June 20 we announced an investment in Solera Bancorp, a newly formed banking organization based in Denver, Colorado. That bank intends to focus on serving the Hispanic community in the Denver area. On July 24, we announced two additional investments in new banks. The first of these, Manhattan Bancorp, will serve the South Bay section of Los Angeles, California, an economically vibrant area of metro Los Angeles. The other, Brookhaven Bank, is being organized to take advantage of the opportunities presented in suburban Atlanta, Georgia, particularly in the commercial lending market there.
While we believe these and the other de novo investments in our portfolio represent important opportunities to increase value for our own shareholders, they embody a small portion of our total capital. It is the Company’s intent to keep the total of these investments at no more than 10% of total capital.
As we look forward into the second half of 2007 and beyond, we are cautiously optimistic. The interest rate curve, which has been flat or inverted for over a year, began to normalize late in the second quarter. While it still has a long way to go before it returns to its historical norm, the movement is a positive sign. As rates normalize we expect to see our margins improve. That should translate to more robust growth in earnings.
We have made an effort to remain asset sensitive, meaning that our assets, primarily our loan portfolio, will reprice more quickly than deposits as the interest rate environment improves. That should also have a positive affect on our financial performance in the second half.
Loan activity, which was flat during the first half, has begun to strengthen. Due to the collective size of our consolidated bank group, we are seeing more opportunities to act as a syndicator for larger loans. Loan growth should also be helped by our de novo investments. Because of their relationship with Mercantile Bancorp, the de novo banks may be able to make larger loans than would otherwise be possible and sell a portion of the loans to one or more of the banks in our consolidated group. That should yield benefits by increasing the value of our investments in those banks and by growing our total loan portfolio.
We expect to see further gains in our deposit base in the second half. We have made it a priority to grow core deposits. There has already been a shift in our deposit mix toward core deposits and away from higher-cost alternatives. That shift has positive implications for our financial performance in the second half of this year and into the foreseeable future.
We are in the process of completing our integration of Royal Palm Bank, which we acquired late last year. While the soft real estate market in Florida slowed the growth of our operation there in the first half of this year, yet we remain excited about opportunities the Southwest Florida market offers over the long-term. We expect Royal Palm to have a positive impact on our financial performance before the end of this year.
Although we have taken actions to increase our reach geographically and increase the overall size of our organization through acquisitions, we remain committed to effectively managing our core community banking operations. Either late this year or early in 2008, we will open our new main bank and corporate offices in Quincy, Illinois. That facility will provide greater customer convenience, consolidate much of our Company staff in a single location and provide room for growth both at the holding company and bank level.
The execution of registering as a public company, listing on a national exchange and the allowance of time has served shareholders well, and we continue to raise awareness of an investment in MBR to potential investors. In addition the Company continues to selectively repurchase stock. Since mid-2006 through mid-2007, we have executed the buyback of 41,500 shares that we will continue if the stock is perceived undervalued on the open market, and the execution of is believed to be in the best interests of our shareholders.
To ensure our shareholders continue to receive state-of-the-art service, we are upgrading our Transfer Agent function. By the end of the third quarter of 2007, our Transfer Agent will be Illinois Stock Transfer Company. Shareholders needing assistance transferring shares or having questions about their holdings should contact them at:
Illinois Stock Transfer Company
www.illinoisstocktransfer.com
(312) 427-2953 or toll free at (800) 757-5755
7:00 a.m. to 4:00 p.m. Central Time
Please be assured that you can continue to contact us directly with questions or comments regarding your investment in Mercantile Bancorp, Inc.
I express my thanks to you for the confidence and support you have exhibited in Mercantile Bancorp, Inc. Your management team and board are aware of our responsibility to deliver value to you and we remain diligent in pursuit of that objective.
Sincerely,
Ted T. Awerkamp
President and Chief Executive Officer